U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Baker                              Christopher          Perry
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

303 Congress Street, Suite 301
--------------------------------------------------------------------------------
                                    (Street)

Boston                              MA                   02210
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   (City)                           (State)              (Zip)

Trans World Corporation (formerly Trans World Gaming Corp.) (TWCP)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


###-##-####
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


8/02
________________________________________________________________________________
4.   Statement for Month/Year



________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          7/31/02        P                  27,000    A     $0.10    15,165,677      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/20/02        C                 387,806    A     $0.18    15,165,677      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/20/02        C                 775,611    A     $0.18    15,165,677      I        By C.P.
                                                                                                                          Baker
                                                                                                                          Venture
                                                                                                                          Fund I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/20/02        C               9,696,389    A     $0.18    15,165,677      I        By Anasazi
                                                                                                                          Partners
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/28/02        X               1,094,309    A     $0.01    15,165,677      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/28/02        X                 305,691    A     $0.01    15,165,677      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/28/02        X                 104,675    A     $0.01    15,165,677      D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          5/28/02        X                 218,862    A     $0.01    15,165,677      I         By C.P.
                                                                                                                           Baker
                                                                                                                           Venture
                                                                                                                           Fund I
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A) (D)      cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks
Warrants                                                                        Common
(right to buy)       $0.01   3/31/98   P        1,094,309(A) Immed.   6/30/02   Stock     $0.01   $0.00    1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks
Warrants                                                                        Common
(right to buy)       $0.01   3/31/98   P          305,691(A) Immed.   6/30/02   Stock     $0.01   $0.00    1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks
Warrants                                                                        Common
(right to buy)       $0.01   3/31/98   P          104,675(A) Immed.   6/30/02   Stock     $0.01   $0.00    1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks                                                                                                                By C.P.
Warrants                                                                        Common                                       Venture
(right to buy)       $0.01   3/31/98   P           218,862(A) Immed.   6/30/02  Stock     $0.01   $0.00    1,213,334  I      Fund I
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks                                                                                                                By C.P.
Warrants                                                                        Common                                       Venture
(right to buy)       $0.01   5/28/02   X           218,862(D) Immed.   6/30/02  Stock     $0.01   $0.00    1,213,334  I      Fund I
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks
Warrants                                                                        Common
(right to buy)       $0.01   5/28/02   X         1,094,309(D) Immed.   6/30/02  Stock     $0.01   $0.00    1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks
Warrants                                                                        Common
(right to buy)       $0.01   5/28/02   X          305,691(D)  Immed.   6/30/02  Stock     $0.01   $0.00    1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

Common Stocks
Warrants                                                                        Common
(right to buy)       $0.01   5/28/02   X          104,675(D)  Immed.   6/30/02  Stock     $0.01   $0.00    1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

12% Convertible
debentures due                                                                  Common
2005 (1)            $0.18   3/15/02    P          386,807(A)  Immed.   5/20/02  Stock     $0.18            1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

12% Convertible
debentures due                                                                  Common
2005 (1)            $0.18   5/20/02    C          386,807(D)  Immed.   5/20/02  Stock     $0.18            1,213,334  D
------------------------------------------------------------------------------------------------------------------------------------

12% Convertible                                                                                                              By C.P.
debentures due                                                                  Common                                       Venture
2005 (1)            $0.18   3/15/02    P          775,611(A)  Immed.   5/20/02  Stock     $0.18            1,213,334  I      Fund I
------------------------------------------------------------------------------------------------------------------------------------

12% Convertible                                                                                                              By C.P.
debentures due                                                                  Common                                       Venture
2005 (1)            $0.18   5/20/02    C          775,611(D)  Immed.   5/20/02  Stock     $0.18            1,213,334  I      Fund I
------------------------------------------------------------------------------------------------------------------------------------

12% Convertible                                                                                                             By
debentures due                                                                  Common                                      Anasazi
2005 (1)            $0.18   3/15/02    P        9,696,389(A)   Immed.   5/20/02 Stock     $0.18            1,213,334  I     Partners
------------------------------------------------------------------------------------------------------------------------------------

12% Convertible                                                                                                             By
debentures due                                                                  Common                                      Anasazi
2005 (1)            $0.18   5/20/02    C        9,696,389(D)   Immed.   5/20/02 Stock     $0.18            1,213,334  I     Partners

====================================================================================================================================

Explanation of Responses:

(1) In September 1996, non-convertible debentures with a maturity date of 12/31/2005 were acquired.
     On March 15, 2002, the holders of the non-convertible debentures entered into an agreement to convert the non-convertible debentures into fixed-price convertible debentures and to exercise the conversion on May 20, 2002.

/s/ Christopher P. Baker                                     8/19/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION


Name:                      Anasazi Partners, Limited Partnership
Address:                   120 Boylston Street
                           Boston, MA 02116
Designated Filer:          Christopher Baker
Issuer & Ticker Symbol:    Trans World Corporation (TWCP)
Statement for Month/Year:  8/02
Signature:                 ANASAZI PARTNERS, LIMITED PARTNERSHIP

                           By: CP BAKER LLC, its general partner


                           By: /s/ Christopher P. Baker
                               ------------------------------------
                               Name:  Christopher P. Baker
                               Title: President


Name:                      CP Baker LLC
Address:                   120 Boylston Street
                           Boston, MA 02116
Designated Filer:          Christopher Baker
Issuer & Ticker Symbol:    Trans World Corporation (TWCP)
Statement for Month/Year:  8/02
Signature:                 CP BAKER LLC


                           By: /s/ Christopher P. Baker
                               ------------------------------------
                               Name:  Christopher P. Baker
                               Title: President


Name:                      C.P. Baker & Company, Ltd.
Address:                   120 Boylston Street
                           Boston, MA 02116
Designated Filer:          Christopher Baker
Issuer & Ticker Symbol:    Trans World Corporation (TWCP)
Statement for Month/Year:  8/02
Signature:                 C.P. BAKER & COMPANY, LTD.


                           By: /s/ Christopher P. Baker
                               ------------------------------------
                               Name:  Christopher P. Baker
                               Title: President